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                                                                    Exhibit 99.1


FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD:
--------------          --------------------------------
Edward Hartigan         George Zagoudis        Janine Warell      Darcy Bretz
Senior Vice President   General Information    Analyst Contact    Media Contact
(317) 594-9499 x207     (312) 640-6663         (312) 640-6775     (312) 640-6756


FOR IMMEDIATE RELEASE
MARCH 9, 1998


                    ITT EDUCATIONAL SERVICES, INC. ANNOUNCES
                       CHANGES ON ITS BOARD OF DIRECTORS

Indianapolis, IN, March 9, 1998 -- ITT Educational Services, Inc., (NYSE:
ESI) a leading proprietary provider of technology-oriented postsecondary degree programs, today reported that four new directors have been elected to fill the vacancies caused by the resignation of four of the ten members of its Board of Directors.

On February 25, 1998, the ESI Board of Directors elected Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht as directors of ESI with terms expiring at the 2000, 1999, 2000 and 1998 Annual Meeting of Stockholders, respectively, to fill the vacancies caused by the resignation of Bette B. Anderson, Robert A. Bowman, Margita E. White and Richard S. Ward that were effective February 23, 1998.

Each of the ESI directors who resigned was an officer and/or director of ITT Corporation ("ITT") prior to the merger of Chess Acquisition Corp. with and into ITT, pursuant to which ITT became a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood, Inc."). ITT holds 22,500,000 shares, or 83.3%, of the outstanding ESI common stock.

Mr. Coelho, former Congressman and Majority Whip of the U.S. House of Representatives, is a director of several public companies and provides consulting services. Ms. Josephs, a former vice president of Goldman Sachs, is an advisor to various real estate entities. Mr. Kleeman is a managing director of Starwood Capital Group, L.L.C. ("Starwood Capital"). Mr. Sternlicht is chairman of the board of directors of Starwood, Inc. and chairman and chief executive officer of Starwood Hotels & Resorts, a real estate investment trust whose shares are paired with those of Starwood, Inc., and founder and general manager of Starwood Capital.

"I am very grateful for the dedicated service ESI received from its former directors," said Rene R. Champagne, chairman, president and chief executive officer of ESI. "I look forward to the contributions of the newly elected directors."
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"ESI's past performance and future growth plans have been presented in periodic reports filed with the Securities and Exchange Commission," said Champagne," and in the recently filed registration statement for an underwritten public offering of 11 million shares of ESI common stock by ITT. These changes in the membership of ESI's Board are not expected to materially affect ESI's publicly announced plans."

ITT Educational Services, Inc. operates 62 ITT Technical Institutes in 27 states which provide career-focused programs in fields of technology to more than 24,000 students. Curriculum offerings, leading primarily to associate's and bachelor's degrees are designed to help students begin to prepare for career opportunities in various fields of technology, including electronics, computer-aided drafting, industrial design, automated manufacturing, chemical technology, telecommunications and other areas. Four and one-half million shares, or 16.7 percent, of the Company's outstanding common stock are traded on the New York Stock Exchange under the symbol ESI. ITT Corporation owns the remaining 83.3 percent of the common stock.

Except for the historical information contained herein, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the Company's eligibility to participate in, student financial aid programs utilized by the Company's students; the results of the Company's appeal in Eldredge, et al. v. ITT Educational Services, Inc., et al. and the results of any related litigation; effects of any change in ownership of the Company resulting in a change in control of the Company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; receptivity of students and employers to the Company's existing program offerings and new curricula; loss of lender access to the Company's students for student loans; a substantial increase in the shares of Common Stock available for sale in the market if some or all of ITT Corporation's Common Stock holdings are divested; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.


For more information on ITT Educational Services, Inc. via facsimile at no cost,
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